Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF BYLAWS OF
QUANTUM CORPORATION

The undersigned, being Secretary of Quantum Corporation (the “Company”) hereby certifies that the first sentence of Article III, Section 3.2 of the Bylaws of this Company was amended by the Board of Directors, effective August 28, 2006, to read as follows:

“The Board of Directors shall consist of eight (8) persons.  Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution amending this Section 3.2, duly adopted by the board of directors or by the stockholders.

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.”

Dated: August 28, 2006

                                                                                                 /s/ Shawn Hall
                                                                                              Shawn D. Hall
                                                                                              Secretary

[Certificate of Amendment of the Bylaws of Quantum Corporation]